Exhibit 99.3

***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION	Contact: James Abbott
One South Main Street	Director of Investor Relations
Salt Lake City, Utah	Tel: (801) 844-7637
Harris H. Simmons	May 19, 2010
Chairman/Chief Executive Officer

ZIONS BANCORPORATION ANNOUNCES SERIES OF CAPITAL ACTIONS

SALT LAKE CITY, May 19, 2010 — Zions Bancorporation (“Zions” or the “Company”) (NASDAQ: ZION) today announced a series of capital actions that it intends to complete during the second quarter to preserve and augment its capital ratios and financial flexibility. These capital actions include:

•

an increase in the size of its equity distribution arrangements with each of Deutsche Bank Securities Inc. and Goldman, Sachs & Co. (previously announced on March 1, 2010), increasing the maximum aggregate sales of the Company’s common stock authorized under the arrangements from $250 million to $425 million such that the aggregate remaining sales under the arrangements have been increased from approximately $125 million to approximately $300 million; and

•	the launch today of an offering of $150 million of warrants to acquire additional shares of the Company’s common stock.

Zions also anticipates that these capital actions will include one or more additional transactions that, together with the offerings described above, are intended to result in a total increase of approximately $600 million in Tier 1 capital. The nature of any such additional capital actions will depend in large part on factors beyond the Company’s control, which may include, among others things, market conditions, and there can be no assurances as to the final type or amount of additional Tier 1 capital.

The capital actions outlined above are expected to increase Zions’ Tier 1 Capital to Risk-Weighted Assets by approximately 120 bps, and are expected to be immediately accretive to its tangible common equity per share.

The shares of common stock under the equity distribution arrangements and the warrants will be issued pursuant to the Company’s Registration Statement on Form S-3 (No. 333-158319) previously filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement has been filed with the Commission and is effective. Copies of the prospectus supplement and accompanying prospectus relating to the applicable offering may be obtained when available by contacting Deutsche Bank Securities Inc., Attention: Prospectus Department, Harborside Financial Center, 100 Plaza One, Jersey City, New Jersey 07311-3988, telephone: (800) 503-4611 or by emailing prospectusrequest@list.db.com, by contacting Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: (866) 471–2526, facsimile: (212) 902–9316 or by emailing prospectus–ny@ny.email.gs.com, or by visiting EDGAR on the Commission’s website at www.sec.gov.

Goldman, Sachs & Co. and Deutsche Bank Securities Inc. are serving as joint bookrunning managers on the warrant offering.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy common stock of the Company or any other securities and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Information

Statements in this press release that are based on other than historical data, including those contained herein regarding the Company’s equity distribution program, its warrant offering or other capital actions, or that express the Company’s expectations regarding future events or determinations, are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the risk that, as the Company pursues other capital actions, such capital may not be available to it on favorable terms, if at all; general capital market conditions and volatility; the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either internationally, nationally or locally in areas in which the Company conducts its operations, including changes in securities markets and valuations in structured securities and other assets; changes in governmental policies and programs resulting from general economic and financial market conditions; changes in interest and funding rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; and changes in accounting policies, procedures or determinations as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2009 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the period ended March 31, 2010 filed with the Commission and available at the Commission’s Internet site (http://www.sec.gov).

Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

About Zions

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Zions operates its banking businesses under local management teams and community identities through approximately 500 offices in ten Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices.

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-158319, including a Prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the following documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and these offerings: with respect to the equity distribution program, the Prospectus dated March 31, 2009, the Prospectus Supplement dated March 1, 2010, the Prospectus Supplement dated May 10, 2010 and the Prospectus Supplement dated May 19, 2010 and, with respect to the warrant offering, the Prospectus dated March 31, 2009 and the Prospectus Supplement dated May 19, 2010. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Zions Bancorporation or a representative will arrange to send you the prospectus and other documents Zions Bancorporation has filed with the SEC if you request it by calling toll free (800) 524-8875.

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